                                                                      EXHIBIT 21


                          SUBSIDIARIES OF THE COMPANY


Name                                                  Jurisdiction
----                                                  ------------

Nutrition For Life International (UK) Ltd.            England

Nutrition For Life International Philippines, Inc.    Philippines

Nutrition For Life International (Norway) AS          Norway

Nutrition For Life International (Netherlands) B.V.   Netherlands

Nutrition For Life International (Finland) SY         Finland

Nutrition For Life International (Japan) Ltd.         Japan

Bactolac Pharmaceutical Inc.                          Delaware

NL Acquisition Company                                Delaware

AC Acquisition Company                                Delaware